Exhibit 10(b)

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                 AMENDMENT ONE TO EXECUTIVE EMPLOYMENT AGREEMENT

      This amendment Number One (the "Amendment") to the Executive Employment Agreement dated August 8, 2000, and effective as of January 1, 2002 (the "Agreement") is made and entered into on the date set forth below by and between Allied First Bancorp, Inc. (the "Holding Company") and Allied First Bank, sb, Naperville, Illinois (the "Bank"), and Kenneth L. Bertrand (the "Employee"). The Holding Company and the Bank are hereinafter sometimes referred to as "the Employer."

                                    RECITALS

      The Employee is currently serving as President and Chief Executive Officer fo the Employer; and

      The Board of Directors of the Holding Company and the Bank ("the Board") believe it is in the best interest of the Employer to enter into the Amendment with the Employee in order to assure continuity of management of the Employer and to reinforce and encourage the continued attention and dedication of the Employee to the Employee's assigned duties; and

      The Employer wishes to extend the term of the Agreement, to make a peer adjustment increase of $10,000 to the annual salary of the Employee, to make an annual increase of $6,000 to the annual salary of the Employee, and to increase the nonqualified Retirement Plan contribution by $500;

      Now therefore, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, the parties agree as follows:

      1. If there is any conflict between the language of the Amendment and the language of the Agreement, the language of the Amendment shall control

      2. Section 2(a) of the Agreement is hereby amended to read as follows:

            Base Salary. The Employer shall pay the Employee during the term of this Agreement a base salary of $156,000 per year, or such additional amount as may be established by the Board from time to time. The Employee's base salary shall be reviewed by the Board on at least an annual basis.

      3. Section 3(G) of the Agreement is hereby amended to read as follows:

            Nonqualified Retirement Plan. The Employer shall establish a nonqualified retirement plan for the benefit of the Employee that will (i) be funded by the Employer with a minimum of $9,000 per year; and (ii) include provisions for (A) twenty percent (20%) annual vesting on a rolling basis; (B) one hundred percent (100%) vesting upon the death, disability, or termination of employment of the Employee by the Employer without cause; and (C) payment of the benefit to the Employee upon death, disability, retirement after having attained age sixty-two (62); or (D) having attained age sixty-five (65), whichever shall first occur.

      4. Section 4 of the Agreement is hereby amended to read as follows:

            TERM. This Agreement shall be effective as of January 1, 2003 ("The Commencement Date"), and subject to the provisions for earlier termination, shall run through and including December 31, 2005.

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      The parties have executed this Amendment Number One to the Executive
Employment Agreement, dated August 8, 2002, this 19th December, 2002, to be effective as of January 1, 2003.

Employer:                               Employee:

Holding Company:
Allied First Bancorp, Inc.

By:   /s/ John G. Maxwell, Jr.          /s/ Kenneth L. Bertrand
      ------------------------          -----------------------
      John G. Maxwell, Jr.              Kenneth L. Bertrand
      Chairman of the Board


Bank
Allied First Bank, sb

By:   /s/ John G. Maxwell, Jr.
      ------------------------
      John G. Maxwell, Jr.
      Chairman of the Board